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                                                                    EXHIBIT 23.7

         [LETTERHEAD OF SOCIETY FOR COMPUTER APPLICATIONS IN RADIOLOGY]

Kent Couling
Morgan Stanley | Investment Banking Division
2725 Sand Hill Road | Suite 200 | Floor 02
Menlo Park, CA 94025

To whom it may concern:                                         November 17,2004

We consent to the use in this Registration Statement of Stentor, Inc. on Form S-1 of information derived from our SCAR Expert Hotline regarding the medical imaging industry appearing in the Prospectus, which is part of this Registration Statement.

The SCAR expert hotline published questions and answers submitted by SCAR members. Questions answered by SCAR experts are subject to editing and should not be considered inclusive of all approaches to a problem or exclusive of the other methods of obtaining the same result. Recommendations on any specific question or course of conduct should be considered in light of the circumstances presented by the individual situation.

We also consent to the references to the Society for Computer Applications in Radiology in the Prospectus.

Sincerely,

/s/ Anna Marie Mason

Anna Marie Mason
Executive Director
Society for Computer Applications in Radiology
10105 Cottesmore Court
Great Falls, Virginia 22066-3540